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                                                                       EXHIBIT 5

                                DEWEY BALLANTINE

                          1301 AVENUE OF THE AMERICAS
                              NEW YORK 10019-6092
                 TELEPHONE 212 259-8000 FACSIMILE 212 259-6333

                                                                  March 21, 1995

The Liposome Company, Inc.
One Research Way
Princeton Forrestal Center
Princeton, New Jersey 08450

Ladies and Gentlemen:

  We have acted as counsel to The Liposome Company, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 on the date hereof (the "Registration Statement") relating to the public offering of up to 3,450,000 shares (the "Stock") of the Company's Common Stock, $.01 par value per share.

  Based on the foregoing, it is our opinion that:

    1. The issuance of the Stock has been lawfully and duly authorized; and

    2. When the Stock has been issued, delivered and sold upon the terms stated in the Registration Statement, the Stock will be legally issued, fully paid and nonassessable.

  We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references to this firm on the cover of the Registration Statement and under the heading "Legal Matters" in the Prospectus included in such Registration Statement.

                                          Very truly yours,

                                          /s/ Dewey Ballantine